Exhibit 5.1

Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) Square Marie Curie 40 1070 Brussels Belgium 27 January 2009			BRUSSELS
Bastion Tower Place du Champ de Mars 5 B-1050 Brussels
	T	+	32 2 504 7000
	Direct T	+	32 2 504 7605
	F	+	32 2 504 7200
	Direct F	+	32 2 404 7605
	E		vincent.macq@freshfields.com
	W		freshfields.com
	DOC ID		BRU1255871/6
	OUR REF		VMA
YOUR REF
	CLIENT MATTER NO.		124494-0039

Dear Sirs

Re:	Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) - Registration Statement on Form F-3

1. We have acted as Belgian legal counsel to Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize), a Belgian limited liability company (société anonyme/naamloze vennootschap) (the Company), in connection with the registration under the Securities Act of 1933, as amended (the Securities Act), pursuant to the Registration Statement on Form F-3 filed on 27 January 2009 (the Registration Statement) by the Company and its subsidiaries listed on Schedule 1 hereto (the Guarantors) with the Securities and Exchange Commission for the offering from time to time by the Company of an unspecified number or amount and aggregate initial offering price of senior unsecured debt securities of the Company (the Debt Securities), as set forth in the Registration Statement, the base prospectus contained therein (the Prospectus) and one or more supplements to the Prospectus (each, a Prospectus Supplement).

The Debt Securities may be offered from time to time under the Registration Statement, the Prospectus and one or more Prospectus Supplements pursuant to Rule 415 under the Securities Act. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. The Debt Securities will be issued under the Indenture (as defined in Schedule 2 hereto). Guarantees by the Guarantors that benefit the Debt Securities are made by the Guarantors under a cross guarantee agreement dated 21 May 2007 by and among the Company and the Guarantors.

For the purpose of this opinion, we have reviewed the originals or copies of, and relied upon the statements as to factual matters contained in, the documents listed in Schedule 2 hereto (the Documents).

Terms defined in Schedule 2 hereto shall have the same meaning when used in this letter.

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is regulated by the Solicitors Regulation Authority. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP and their qualifications is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS or at the above address. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities.

Abu Dhabi Amsterdam Bahrain Barcelona Beijing Berlin Bratislava Brussels Cologne Dubai Düsseldorf Frankfurt am Main Hamburg Hanoi Ho Chi Minh City Hong Kong London Madrid Milan Moscow Munich New York Paris Rome Shanghai Tokyo Vienna Washington.

Limitations

2. This opinion is subject to the following limitations:

(a)	this opinion is confined to the laws with general applicability (dispositions d’intérêt général/wettelijke regels met algemene gelding) of Belgium, as they stand as at the date hereof and as such laws are currently interpreted in published authoritative case law of the Belgian courts (Belgian law); the Indenture and the Debt Securities are subject to the laws of the State of New York; we express no opinion with regard to matters subject to the laws of the State of New York or any laws other than Belgian law;

(b)	we have considered such matters of Belgian law as we have considered necessary or appropriate, and to this aim we have, insofar as it relates to recent laws and case law, conducted such customary investigations as may reasonably be expected of a Belgian lawyer in the circumstances in which this opinion is being rendered; this opinion and any right or liability deriving therefrom shall exclusively be governed by, and construed in accordance with, Belgian law;

(c)	we express no opinion as to the correctness of any representation (whether express or implied) given by any person under or by virtue of the Documents, save if and insofar as the matters represented are the subject matter of a specific opinion set out in Section 4 below;

(d)	Belgian legal concepts are expressed in this opinion in English terms and not in their original Dutch or French terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions; accordingly, any issues of interpretation arising in respect of the Documents and this opinion will be determined by Belgian courts in accordance with Belgian law and we express no opinion on the interpretation that Belgian courts may make of any such expressions or descriptions;

(e)	we have only examined the Indenture and the Global Debt Security Form with a view to understanding the nature and scope of the obligations to be undertaken thereunder by the Company, for the sole purpose of rendering an opinion on the specific matters set out in Section 4 below; accordingly, we have not considered, and express herein no opinion with respect to, any other matter;

(f)	we have not been responsible for investigating or verifying the accuracy of the facts (or statements of non-Belgian law) or the reasonableness of any statements of opinion or intention contained in any Document, or for verifying that no material facts or provisions have been omitted therefrom; and

(g)	this opinion speaks as of its date; no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion in any respect.

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Assumptions

3. In considering the Documents and in rendering this opinion, we have with your consent and without any further enquiry assumed:

(a)	the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us whether as originals or copies;

(b)	the conformity to originals of all documents supplied to us as photocopies or facsimile copies;

(c)	that the proceedings of each meetings referred to in items 6 and 7 of Schedule 2 hereto were duly conducted, that each such meeting was duly held and that the resolutions passed thereat were duly adopted in compliance with the Belgian Company Code and the Articles, were not revoked and remain in full force and effect;

(d)	that the Indenture will be entered into, and the Debt Securities will be issued, in good faith for bona fide commercial reasons by the Company and on terms equivalent to arm’s length terms between independent parties, and that the Indenture does not, and the Debt Securities do not, conflict with the corporate interest of the Company;

(e)	that the indenture which will be entered into between the Company and The Bank of New York Mellon, as trustee, will be substantially identical to the Indenture, and that the global note representing the Debt Securities will be substantially identical to the Global Debt Security Form;

(f)	that the Company has not resolved to enter into liquidation (liquidation/vereffening) nor been deemed in a situation of cessation of payments within the meaning of the Law on bankruptcy of 8 August 1997 and, since the date of the certificate referred to in item 4 of Schedule 2 hereto, has not been declared bankrupt nor filed an application for a judicial composition (concordat judiciaire/gerechtelijk akkoord) under the Law on judicial composition of 17 July 1997;

(g)	that all consents, approvals, notices, filings, publications and registrations which are necessary under any applicable laws or regulations (other than Belgian law) in order to permit the execution, delivery or performance of the Indenture and the issue, delivery and clearing of the Debt Securities will have been validly and timely made or obtained;

(h)	that there has been no mistake of fact, fraud, duress or undue influence in relation to the Indenture and the Debt Securities;

(i)	that, for the purpose of the Law of 16 July 2004 on the conflicts of law code, the habitual residence of the Company is located in Belgium;

(j)	that, for the purpose of Council Regulation (EC) N°1346/2000 of 29 May 2000 on insolvency proceedings, the centre of main interests of the Company is located in Belgium;

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(k)	that there are no contractual or legal restrictions or obligations binding on the Company (other than may by contained in the Indenture or the Articles or pursuant to Belgian law binding on companies generally) which would affect this opinion (including any restrictions or obligations arising from any supplemental indenture (whether or not dated on or around the date of the Indenture) or any information incorporated at any time by reference in the Registration Statement); and

(l)	that the Debt Securities will be issued under the Indenture by the Company only in the form of bonds (obligations/obligaties), within the meaning of article 485 and following of the Belgian Company Code.

Opinion

4. Based upon and subject to the foregoing limitations and assumptions, and subject to the qualifications set out below and any matters not disclosed to us, we are of the opinion that:

(a)	the Company is validly existing as a limited liability company (société anonyme/naamloze vennootschap) under Belgian law;

(b)	the Company has the corporate power to enter into and perform its obligations under the Indenture, to issue and deliver the Debt Securities under the Indenture and to perform its obligations under the Indenture; and

(c)	the Company has taken all necessary corporate action to authorise the execution, delivery and performance of the Indenture.

Qualifications

5. Our opinion is subject to the following qualifications:

(a)	this opinion is subject to all insolvency and other laws affecting the rights of creditors generally;

(b)

any obligation of the Company under the Indenture or Debt Securities which would be triggered by a change of control over the Company may not be valid or enforceable until (i) the rights granted by the Company in connection with such change of control have been approved by the shareholders meeting of the Company and (ii) the decision of the shareholders meeting of the Company recording such approval has been filed with the Commercial Court, in accordance with article 556 of the Belgian Company Code; on 22 May 2008, for the purpose of article 556 of the Belgian Company Code, the shareholders meeting of the Company approved the provision granting to the holders of the bonds, convertible bonds or medium-term notes that the Company may issue until 22 May 2009, in one or several offerings and tranches, denominated either in US Dollars or in Euros, with a maturity or maturities not exceeding 30 years, for a maximum aggregate amount of EUR 1.5 billion, the right to obtain the redemption, or the right to require the repurchase, of such bonds or notes for an amount not in excess of 101% of the outstanding principal amount plus accrued

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and unpaid interest of such bonds or notes, in the event of a change of control of the Company, as would be provided in the terms and conditions relating to such bonds and/or notes; the decision of the shareholders meeting of the Company of 22 May 2008 recording such approval has been filed with the Clerk of the Commercial Court of Brussels; any obligation of the Company under the Indenture or Debt Securities which would be triggered by a change of control over the Company and which would be assumed by the Company after 22 May 2009 may not be valid or enforceable until the formalities described under (i) and (ii) above are satisfied in respect thereof; similarly, any such obligation of the Company assumed by it on or before 22 May 2009 which would not comply with the limitations and conditions approved by the shareholders meeting of the Company of 22 May 2008 (including the limitation of EUR 1.5 billion in respect of the maximum aggregate amount of bonds) may not be valid or enforceable until the formalities described under (i) and (ii) above are satisfied in respect thereof.

Benefit of Opinion

6. This opinion is addressed to you solely in connection with the registration under the Securities Act pursuant to the Registration Statement, the Prospectus and one or more Prospectus Supplements of the offering from time to time of the Debt Securities and, except with our prior written consent, it cannot be transmitted or disclosed to, or used or relied upon by, any other person or used or relied upon by you for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus and any Prospectus Supplement forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Yours faithfully,

Freshfields Bruckhaus Deringer LLP

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SCHEDULE 1

Name	Jurisdiction of Organization
Delhaize America, Inc.	North Carolina, U.S.A.

Food Lion, LLC	North Carolina, U.S.A.

Boney Wilson & Sons, Inc.	North Carolina, U.S.A.

Risk Management Services, Inc.	North Carolina, U.S.A.

Hannaford Procurement Corp.	Maine, U.S.A.

Hannbro Company	Maine, U.S.A.

Hannaford Licensing Corp.	Maine, U.S.A.

Hannaford Bros. Co.	Maine, U.S.A.

Shop ‘n Save-Mass, Inc.	Massachusetts, U.S.A.

Victory Distributors, Inc.	Massachusetts, U.S.A.

Kash n’ Karry Food Stores, Inc.	Delaware, U.S.A.

FL Food Lion, Inc.	Florida, U.S.A.

Martin’s Foods of South Burlington, Inc.	Vermont, U.S.A.

J. H. Harvey Co., LLC	Georgia, U.S.A.

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SCHEDULE 2

1.	The form of indenture between the Company and The Bank of New York Mellon, as trustee, filed as Exhibit 4.2 to the Registration Statement, containing terms and conditions of the Debt Securities (the Indenture);

2.	The Registration Statement;

3.	The form of global note representing the Debt Securities attached to the Indenture as [Exhibit A] (the Global Debt Security Form);

4.	A copy of the co-ordinated version of the articles of association of the Company (statuts/statuten) dated 22 December 2008 (the Articles);

5.	A certificate dated 27 January 2009 issued by the Clerk of the Commercial Court of Brussels stating that the Company has not been declared bankrupt nor filed a request for judicial composition (concordat judiciaire/gerechtelijk akkoord) over the last five years;

6.	The minutes of the shareholders meeting of the Company held on 22 May 2008 approving, among other things, the provisions of bonds granting to their holders the right to obtain the redemption of the bonds in the event of a change of control over the Company, and written evidence of the filing with the Clerk of the Commercial Court of Brussels of the relevant decisions recorded in such minutes pursuant to article 556 of the Belgian Company Code;

7.	A certificate of an officer of the Company dated 27 January 2009 attaching the resolutions approved at a meeting of the board of directors of the Company held on 15 January 2009 authorising, among other things, the execution of the Indenture and the filing of the Registration Statement with the Securities and Exchange Commission;

8.	A power of attorney dated 27 January 2009 granting to Richard James the authority to execute and deliver the Indenture on behalf of the Company.

*

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